Exhibit 10.56

Amendment to Employment Agreement

As of the date of signature of this amendment, the paragraph in the original employment agreement Between the Company and the employee saying:

8) If your employment relationship with the Company is terminated without cause prior to October 31, 2022, then the Company shall pay you a lump sum of $100,000 in severance, such payment to be conditioned upon your execution and delivery of a general release and covenant not to sue the Company containing standard or “market” terms; provided.

is replaced with the following paragraph:

8) During your employment, you will receive vacation, sick and personal days in accordance with then current Company policy. Effective after the commencement of your employment, you will be eligible to participate in the Company’s employee benefit plans and programs generally available to Company employees (e.g., health insurance and dental/vision insurance). Any benefits to which you are entitled shall be determined in accordance with such plans and programs and Company policy. The Company reserves the right to suspend, amend or terminate any employee benefit plan or program at any time. For further information regarding these benefit plans, please see the Company’s Employee Handbook. Notwithstanding anything to the contrary herein, if your employment is terminated by the Company without cause or by you for good reason, the Company shall have the following obligations:

(i) The Company will pay you an amount equal to the sum of (A) three times your annual salary upon the Termination Date, plus (B) any annual target bonus as of your Termination Date, provided that, if your termination occurs either in contemplation of a change of control or at any time within twelve (12) months following a change of control, the Company shall instead pay you an amount equal to two times the sum of (A) your annual salary as of the Termination Date, plus (B) any annual target bonus as of the Termination Date. The “Termination Date” shall be the date specified as the effective date of the termination of your employment in any notice of termination of employment provided by the Company to you or accepted by the Company in the event of your giving notice of the termination of your employment.

(ii) The Company will pay you any accrued but unpaid salary or vacation pay and any deferred compensation. In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the Termination Date. The Company will also pay you a bonus in respect of the fiscal year in which the Termination Date occurs, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at “target”, and (B) a fraction (i) the numerator of which is the number of days in such fiscal year through Termination Date and (ii) the denominator of which is 365; provided that, if your termination occurs either in contemplation of a change of control or at any time within twelve (12) months following a change of control, then in the foregoing calculation the amount under (A) shall be equal to (y). Any bonus payable to you under this bullet shall be paid in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(iii) The Company will provide you with continued coverage under any health, medical, dental or vision program or policy in which you were eligible to participate at the time of your employment termination for 12 months following such termination on terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination.

(iv) The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $50,000, which services shall extend until the earlier of (i) 12 months following the Termination Date or (ii) the date that you secure full time employment.

BIOXYTRAN, INC.

By:	Corporate Representative

Agreed & Accepted:

Date October 28, 2022
Officer